Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

May 28, 2026

Kennametal Inc.

525 William Penn Place Suite 3300

Pittsburgh, Pennsylvania 15219

Re:	Kennametal Inc.
5.800% Senior Notes due 2036

Ladies and Gentlemen:

We have acted as special counsel to Kennametal Inc., a Pennsylvania corporation (the “Company”) in connection with the issuance by the Company of $300,000,000 aggregate principal amount of the Company’s 5.800% Senior Notes due 2036 (the “Notes”), which Notes are registered on the Registration Statement on Form S-3 (File No. 333-248209) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain securities of the Company. The issuance of the Notes is described in the Company’s Prospectus, dated November 6, 2024 (the “Base Prospectus”) and Prospectus Supplement, dated May 19, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on November 6, 2024. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Notes are being issued under that certain indenture dated as of February 14, 2012 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of May 28, 2026, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and are being offered to the public in accordance with an Underwriting Agreement, dated May 19, 2026 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule 1 thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined (a) the Registration Statement; (b) the Prospectus Supplement; (c) an executed copy of the Underwriting Agreement; (d) a copy of the certificate, dated May 28, 2026, representing the Notes; and (e) an executed copy of the Indenture. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other corporate records, agreements, instruments, certificates, and documents and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

BRUSSELS CHICAGO DALLAS FRANKFURT HAMBURG HOUSTON  LONDON LOS ANGELES

MILAN MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

Kennametal Inc.

May 28, 2026

In such examination, we have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions set forth below. As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

We have also assumed for purposes of this opinion letter, without investigation, that: (i) each of the parties to the Indenture and the Notes (collectively, the “Transaction Documents”) and each person executing and delivering any of the Transaction Documents by or on behalf of any such party, has the full power, authority and legal capacity (including the taking of all requisite action) to execute, deliver and perform, or cause the performance of, as the case may be, such party’s obligations under the Transaction Documents; (ii) each of the parties to any of the Transaction Documents has been duly formed and organized and each of such parties is validly existing and, if applicable, in good standing, in the respective jurisdiction of its formation; (iii) each of the parties to any of the Transaction Documents has duly authorized, executed and delivered each such Transaction Document; (iv) the execution and delivery by any party of, and the performance of its obligations under, the Transaction Documents, does not and will not contravene, conflict with, violate, or result in a breach of or default under any law, rule, regulation, resolution, guideline, interpretation, restriction, limitation, policy, procedure, ordinance, order, writ, judgment, decree, determination, or ruling applicable to such party, or to the property of such party; (v) any authorization, approval, consent, waiver, or other action by, notice to, or filing, qualification, or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery, or performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, including the issuance and sale of the Notes, by or on behalf of any of the parties to any such Transaction Document has been obtained or made; and (vi) any litigation relating to the Transaction Documents will be brought before a New York State court or a United States federal court sitting in New York.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that when the certificate representing the Notes has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture, and the Notes have been delivered by the Company to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally and to general equitable principles, regardless of whether such principles are considered in a proceeding at law or in equity.

Kennametal Inc.

May 28, 2026

The opinion expressed herein is limited in all respects to the federal laws of the United States, the laws of the State of New York, and the laws of the Commonwealth of Pennsylvania, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. We express no opinion as to the application of the securities or blue sky laws of the several states to the sale of the Notes.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Notes, which will be incorporated by reference into the Registration Statement and the Prospectus Supplement and to the use of our name under the heading “Legal Matters” contained in the Prospectus Supplement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP